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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported)    October 25, 2002


                             BASE TEN SYSTEMS, INC.
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             (Exact name of registrant as specified in its charter)



          New Jersey                    0-7100                 22-1804206
-----------------------------     -----------------       ----------------------
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)         Identification Number)


535 East County Line Road, Suite 16, Lakewood, New Jersey          08701
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         (Address of principal executive offices)                (Zip code)


       Registrant's telephone number, including area code: (732) 370-6895


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  Other Events

         On October 25, 2002, the shareholders of Base Ten Systems, Inc. ("Base Ten") approved all of the proposals voted upon at the special meeting of shareholders held on such date. As a result of the approval of these proposals, Base Ten expects to complete the sale of its Clinical Software Business to Almedica Advanced Technology, LLC and its merger with ConvergenceHealth.com as soon as practicable.

         Base Ten announced a 1 for 1,000 stock combination of its Class A Common Stock and Class B Common Stock effective 11:59 p.m. on November 14, 2002. At the effective time of the share combination, every 1,000 shares of Base Ten Class A Common Stock held by a shareholder of record will be become one share of Class A Common Stock and every 1,000 shares of Base Ten Class B Common Stock will become one share of Class B Common Stock. Shareholders of record will receive cash payment in lieu of fractional shares in the amount of $0.034 for each share outstanding prior to the stock combination. In connection with the stock combination, Base Ten's authorized Class A Common stock will be reduced from 27 million shares to 270,000 shares, while the authorized Class B Common stock will be reduced from 400,000 shares to 4,000 shares. The par value of each class of common stock will be reduced from $5.00 to $0.01 per share.

         As a result of the share combination, Base Ten will have less than 100 shareholders of record. As soon as practicable after the effective time of the stock combination, Base Ten will file a Form 15 with the Securities Exchange Commission terminating Base Ten's registration under Section 12(g) of the Securities and Exchange Act of 1934 and immediately suspending Base Ten's duty to file reports under Section 13 of the Act. As a result, Base Ten's Common Stock will no longer be publicly traded or quoted on the OTCBB, any other quotation system, or any securities exchange.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            BASE TEN SYSTEMS, INC.


Date:  November 13, 2002                    By: ______________________________
                                                Kenneth W. Riley
                                                Chief Financial Officer















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